Exhibit 4.11

AGA MEDICAL HOLDINGS, INC.
2008 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I — PURPOSE

1.01.  Purpose

The AGA Medical Holdings, Inc. 2008 Employee Stock Purchase Plan is intended to provide a method whereby employees of the Company and its Corporate Affiliates will have an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

The Plan was adopted by the Board and ratified by the Company’s stockholders on October 20, 2009 (the “Effective Date”).

ARTICLE II — DEFINITIONS

2.01.  Base Pay

“Base Pay” shall mean regular straight time earnings annualized as of the relevant Offering Commencement Date, excluding payments, if any, for overtime, incentive compensation, commissions, incentive payments, premiums, bonuses, and any other special remuneration; provided, however, that for a Participant for whom Sales-related Compensation accounts for 35% or more of total compensation (regular straight time earnings plus Sales-related Compensation) of the Participant as of the Offering Commencement Date of the relevant Offering, “Base Pay” shall mean 65% of the sum of regular straight time earnings annualized as of the relevant Offering Commencement Date, excluding payments, if any, for overtime, incentive compensation, commissions, incentive payments, premiums, bonuses and any other special remuneration, plus Sales-related Compensation.

2.02  Beneficial Owner

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

2.03  Board

“Board” means the Board of Directors of the Company.

2.04.  Change in Control

“Change in Control” of the Company shall mean the occurrence of any of the following events after the date of the Company’s Initial Public Offering:

(a)          the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Permitted Holders;

(b)         any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all shares of Stock that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(c)          a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(d)         during any twelve-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

2.05.  Code

“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.06.  Committee

“Committee” shall mean the individuals appointed by the Company to administer the Plan as described in Article IX.

2.07.  Company

“Company” shall mean AGA Medical Holdings, Inc.

2.08.  Corporate Affiliate

“Corporate Affiliate” shall mean any parent or subsidiary corporation or limited liability company of the Company (as determined in accordance with Code section 424), whether now existing or subsequently established, and as designated as a ‘Corporate Affiliate’ by the Committee.

2.09.  Eligible Employee

“Eligible Employee” means, unless local laws prohibit such employee’s participation in the Plan, and unless the Committee determines otherwise, any regular employee of a Participating Company who is scheduled to work 20 or more hours per week.

2.10.  Enrollment Period

“Enrollment Period” shall mean with respect to all Offerings other than the First Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription.  Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the fifteenth day of the month immediately preceding the Offering Commencement Date and any

Subscription received after such date shall be deemed to be an enrollment in the next following Offering. In the case of the First Offering, all Eligible Employees shall be automatically deemed to have entered a Subscription, as provided in Section 3.01.

2.11.  Exchange Act

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

2.12.  Fair Market Value

The “Fair Market Value” of a share of Stock on a given day shall be determined as follows:  (i) if the Stock is listed on any established stock exchange or a national market system (a) for any date of determination except the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) for the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system on the Purchase Date, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee. Notwithstanding any other provision of this Plan, the Fair Market Value of a share of Stock on the date of the Company’s Initial Public Offering shall equal the opening price on such day offered by the Company in connection with the Initial Public Offering.

2.13  First Offering

“First Offering” shall mean the first Offering under this Plan, starting on the date of the Company’s Initial Public Offering.

2.14.  Initial Public Offering

“Initial Public Offering” shall mean the Company’s initial public offering of shares of Stock on the NASDAQ Global Market.

2.15.  Offering

“Offering” shall mean the offerings of the Company’s Stock under this Plan (including the First Offering), the duration of which shall generally be six (6) months, but shall not exceed twenty seven (27) months.

2.16.  Offering Commencement Date

“Offering Commencement Date” shall mean the day the underwriting agreement is executed in connection the Company’s Initial Public Offering and, unless determined otherwise by the Committee, the first day of each Offering thereafter, as established by the Committee.

2.17.  Offering End Date

“Offering End Date” shall mean, with respect to the First Offering, June 30, 2010, and with respect to each successive Offering under this Plan, such date as is established by the Committee.

2.18.  Participant

“Participant” shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering. In the case of the First Offering, “Participant” shall mean an Eligible Employee who does not timely file an election to terminate his or her automatic Subscription in the First Offering as provided in Section 3.04(a).

2.19.  Participating Company

“Participating Company” shall mean the Company and each Corporate Affiliate as may be authorized from time to time by the Committee to extend the benefits of the Plan to their Eligible Employees.

2. 20  Permitted Holder

“Permitted Holder” means, as of the date of determination, any and all of: (i) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (ii) WCAS; (iii) Franck L. Gougeon; (iv) any trust or other entity created by Franck L. Gougeon, the principal beneficiaries of which are Franck L. Gougeon and/or members of his family; (v) any spouse of Franck L. Gougeon or any lineal descendants (whether natural or adopted) of Franck L. Gougeon’s grandparents and their spouses; (vi) any personal representative of Franck L. Gougeon or any of the Persons referred to in (v) above acting within that capacity; and (vii) any Person which is directly or indirectly controlled by any Person referred to in (iii) through (vi) above or by any combination of them.

2. 21.  Person

“Person” shall have the meaning ascribed to such term in Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto).

2.22.  Plan

“Plan” shall mean the AGA Medical Holdings, Inc. 2009 Employee Stock Purchase Plan, as amended from time to time.

2.23.  Purchase Date

“Purchase Date” shall mean with respect to any Offering, the Offering End Date associated with such Offering (or such other dates determined by the Committee prior to the Offering Commencement Date or pursuant to Section 6.04); provided, however, if any such day is not a business day, the Purchase Date shall be the next preceding business date on which shares of Stock are traded.

2.24.  Sales-Related Compensation

“Sales-Related Compensation” shall mean a Participant’s targeted level (at “plan”) of commission-based incentive pay related directly to sales volume credited to an Employee, measured as of the Offering Commencement Date for the relevant Offering.

2.25.  Stock

“Stock” shall mean the common stock, par value $1.00, of the Company.

2.26.  Subscription

“Subscription” shall mean an Eligible Employee’s authorization for payment to be made by the Eligible Employee for Stock purchases under this Plan in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).  Except as provided in Section 3.04, and unless withdrawn earlier in accordance with Section 6.02, each Subscription shall be in effect for the duration of the Offering to which it applies.  No more than one Subscription may be in effect for an Eligible Employee with respect to any Offering.

2. 27.  WCAS

“WCAS” means Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, and any of its Corporate Affiliates.

ARTICLE III — ELIGIBILITY AND PARTICIPATION

3.01.  Initial Eligibility

Except as provided otherwise by the Committee, any individual who is an Eligible Employee as of the first Offering Commencement Date (in conjunction with the Initial Public Offering) shall be deemed eligible to participate in the First Offering, and shall further be deemed to have entered a Subscription for the First Offering equal to 2% of the Participant’s Base Pay, according to the terms and provisions of Section 3.04(a) . Except as provided otherwise by the Committee, any individual who is an Eligible Employee on an Offering Commencement Date with respect to Offerings after the First Offering shall be eligible to participate in the Offering commencing on such date, subject to the terms and conditions of the Plan.

3.02.  Leave of Absence

For purposes of participation in the Plan, a Participant on a leave of absence shall be deemed to be an employee for a period of up to 90 days or, if longer, during the period the Participant’s right to reemployment is guaranteed by statute or contract.  If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue.  If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave.  If such a Participant returns to active status within 90 days or the guaranteed reemployment period, as applicable, payroll deductions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant’s return to active status, unless the Subscription has expired.  If the Participant does not return to active status within 90 days or the guaranteed reemployment period, as applicable, the Participant shall be treated as having terminated employment for all purposes of the Plan.  If such terminated Participant later returns to active employment as an Eligible Employee or if a Participant returns to active employment as an Eligible Employee after the Subscription has expired, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.03.  Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Stock:

(a)                                  if, immediately after the grant, such employee would own Stock, and/or hold outstanding options to purchase Stock, possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

(b)                                 which permits the employee’s rights to purchase Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of the Stock (determined at the time such right to purchase Stock is granted) for each calendar year in which such right is outstanding.

3.04.  Commencement of Participation

(a)                                  Participation in First Offering: Except as otherwise provided by the Committee prior to the Offering Commencement Date associated with the First Offering, all Eligible Employees shall be deemed a Participant in the First Offering. Each Participant’s Subscription for the First Offering shall automatically be deemed to equal 2% of Base Pay. At any point prior to the Offering End Date of the First Offering, Participants may elect to terminate their Subscriptions for such First Offering, in which case, such Participants will no longer be eligible to participate in the First Offering. Participants who do not timely elect to terminate their Subscriptions for the First Offering shall continue to be treated as a Participant through the entire First Offering. Payment of the Purchase Price for Stock purchased in the First Offering shall be made by continuing Participants prior to the end of the First Offering, according to terms established by the Committee.

(b)                                 Participation in Offerings after the First Offering: An Eligible Employee may become a Participant in any Offering following the First Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII.  Only one Subscription may be in effect with respect to any Participant at any one time. A Participant may terminate his or her Subscription associated with an Offering according to the provisions of Section 6.02.

3.05.  Participation After Rehire

An Eligible Employee’s Subscription will automatically terminate on the date he or she is no longer an employee of any Participating Company.  If the Eligible Employee terminates employment with a Subscription in effect with respect to an Offering and is rehired prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions under such Offering.  The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering.  Notwithstanding any other provision of this Plan, an Eligible Employee’s transfer from one Participating Company to another shall not terminate such Eligible Employee’s Subscription.

3.06.  International Employees/International Transfers

Eligible Employees who transfer to a Participating Company may not participate in Offerings which had an Offering Commencement Date prior to such transfer.  Subject to Section 10.07, such Eligible Employee may participate in Offerings commencing after such transfer by entering a Subscription during the applicable Enrollment Period for such Offering.

A Participant who transfers from a Participating Company to either a Corporate Affiliate that is not a Participating Company or a location that, by local law, prohibits participation in any of the Company’s stock purchase plans will be treated as a terminated Participant under this Plan.

ARTICLE IV — OFFERINGS

4.01.  Offering Periods

The Plan will commence with the First Offering and, unless determined otherwise by the Committee, will continue in operation with new Offerings commencing after the Offering End Date for the First Offering and successive Offerings, upon such schedule as is established by the Committee. Eligible Employees may not have in effect more than one Subscription with respect to any Offering.

With respect to the First Offering, Eligible Employees will be deemed to have entered a Subscription equal to 2% of their Base Pay. In subsequent Offerings, Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription.  Under the foregoing automatic enrollment provisions, payroll deductions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02.  Purchase Price

The purchase price per share of Stock under each Offering shall be the lower of:

(a)                                  85% of the Fair Market Value of the Stock on the Offering Commencement Date; or

(b)                                 85% of the Fair Market Value of the Stock on the Purchase Date.

Except as provided in Section 3.04(a) in connection with the First Offering, such purchase price may only be paid with accumulated payroll deductions in accordance with Article V.

ARTICLE V — PAYROLL DEDUCTIONS

5.01.  Amount of Deduction

Except as provided otherwise in connection with the First Offering, an Eligible Employee’s Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 10% of Base Pay on each payday that the Subscription is in effect.

5.02.  Participant’s Account

All payroll deductions made with respect to a Participant shall be credited to his or her recordkeeping account under the Plan.  A Participant may not make any separate cash payment into such account.  No interest will accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account.  Except as otherwise provided in this Section 5.02, all amounts in a Participant’s account will be used to purchase whole shares of Stock and no cash refunds shall be made from such account.  Any amounts that are insufficient to purchase whole shares shall be credited to the Participant’s account, and added to any fractional amounts resulting on subsequent Purchase Dates.  Upon liquidation or other closing of a Participant’s account, any fractional amounts shall be paid in cash to the Participant based on the then current Fair Market Value of the Stock.  In addition, any amounts that are withheld but unable to be applied to the purchase of Stock because of the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.03.  No Changes in Payroll Deductions

Following the Offering Commencement Date associated with an Offering, a Participant may withdraw from the Offering (pursuant to Section 7.01), but may not otherwise change his or her level of payroll deduction with respect to such Offering (other than the ability to terminate Subscriptions within the First Offering, as set forth in Section 3.04(a)). Any such withdrawal shall only be deemed effective if executed pursuant to procedures established by the Committee.

ARTICLE VI — EXERCISE OF RIGHTS TO PURCHASE STOCK

6.01.  Automatic Exercise

A Participant’s right to purchase Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering.  Except as provided otherwise in connection with the First Offering, the right to purchase Stock will be exercised by using the accumulated payroll deductions in the Participant’s account as of each such Purchase Date to purchase the number of whole shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02.

6.02.  Termination of Subscription

Following the Offering Commencement Date associated with an Offering, a Participant may terminate his or her Subscription for the Offering (but may not otherwise reduce or increase the scope of elected payroll deductions under the Subscription) prior to the Offering End Date associated with such Offering. Any such termination shall be executed in conformity with rules established by the Committee or its designee. If a Participant terminates his or her Subscription with respect to any Offering, the accumulated payroll deductions in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01.

6.03.  Delivery of Stock

Stock purchases under the Plan will be held in an account in the Participant’s name in uncertificated form unless certification is requested by the Participant.  Furthermore, Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

6.04.  Change in Control

If pursuant to a Change in Control rights to purchase Stock are not assumed or otherwise continued in full force and effect, then each right to purchase Stock under each Offering in effect at the time of the Change in Control shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Offering in which such Change in Control occurs to the purchase of whole shares of Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Stock on the start date of the applicable Offering or (ii) the Fair Market Value per share of Stock immediately prior to the effective date of such Change in Control.

ARTICLE VII — WITHDRAWAL

7.01.  Procedures for Withdrawal

A Participant may withdraw all, but not less than all, of the accumulated payroll deductions credited to the Participant’s recordkeeping account at any time before a Purchase Date by notifying the Committee or its designee of the Participant’s election to withdraw, pursuant to rules prescribed by the Committee. If a Participant elects to withdraw, all of the Participant’s accumulated payroll deductions credited to the Participant’s recordkeeping account will be returned to the Participant and the Participant may not elect to direct further payroll deductions under the Plan for the purchase of Stock during that Offering.

7.02.  Effect on Subsequent Participation

The Committee shall have the authority to decide the Participant’s eligibility to participate in any succeeding Offering if Participant withdraws from any Offering.

7.03.  Termination of Employment

(a)                                  Termination other than for Death, Disability, or Retirement: If a Participant’s employment with the Company or a Corporate Affiliate terminates for any reason other than death, Disability or Retirement, the Participant will cease to participate in the Plan and the Company will refund the balance of accumulated payroll deductions in the Participant’s recordkeeping account.

For purposes of this Plan, a Participant in the Plan shall be deemed to have a “Disability” if the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected by the Company, in its reasonable determination, to result in death or can be expected by the Company, in its reasonable determination, to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The term “Retirement” shall have the meaning ascribed to it by the Committee according to administrative rules promulgated under the Plan.

(b)                                 Termination for Death, Disability, or Retirement: Subject to the following provisions of this Section 7.03, upon termination of a Participant’s employment for death, Disability, or Retirement, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions credited to the Participant’s account will be used to purchase Stock on the next Purchase Date for the Offering with respect to which such deductions relate.  Notwithstanding the foregoing, if the Participant has a Subscription in effect on the Participant’s termination of employment, payroll deductions (at the rate in effect on the termination date) shall continue to be made from Base Pay earned prior to termination of employment, if any, that is paid to the Participant after such termination of employment and before the earlier of (i) the three-month anniversary of such termination of employment, or (ii) the Offering End Date of such Offering.  Any such payroll deduction shall be used to purchase Stock on the next Purchase Date for the Offering after the deduction is made.

ARTICLE VIII — STOCK

8.01.  Maximum Shares

The maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.03, shall be 4,000,000 shares (with such number of shares based on the Company’s capitalization prior to the anticipated reverse Stock split scheduled to occur prior to the Initial Public Offering). If the total number of shares for which rights to purchase Stock are exercised on any Purchase Date exceeds the maximum number of shares available for issuance, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him or her as promptly as possible.

8.02.  Participant’s Interest in Rights to Purchase Stock

The Participant will have no interest in Stock covered by a right to purchase Stock under the Plan until such right has been exercised.

ARTICLE IX — ADMINISTRATION

9.01.  Appointment of Committee

The Company’s Board of Directors shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan.

9.02.  Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive.  The Committee shall also have the authority to determine if and when the employees of Corporate Affiliates organized or acquired after the Effective Date shall be eligible for participation in the Plan.  The Committee may delegate to an officer its authority under this Section 9.02 to determine if and when the employees of a Corporate Affiliate shall be eligible or ineligible for participation in the Plan.

9.03.  Rules Governing the Administration of the Committee

The Company’s Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

9.04.  Statements

Each Participant shall receive a statement of his or her account showing the number of shares of Stock held and the amount of cash credited to such account.  Such statements will be provided as soon as administratively feasible following the end of each calendar quarter.

ARTICLE X — MISCELLANEOUS

10.01.  Transferability

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of a right to purchase Stock or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect.  During a Participant’s lifetime, rights to purchase Stock that are held by such Participant shall be exercisable only by that Participant.

10.02.  Use of Funds

All payroll deductions received or held by the Participating Company under this Plan may be used by the Participating Company for any corporate purpose and the Participating Company shall not be obligated to segregate such payroll deductions.

10.03.  Adjustment Upon Changes in Capitalization

In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, spin-off or similar event, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for sale under the Plan, (b) the number and class of shares or other securities that are subject to outstanding rights to purchase Stock, (c) the maximum number of shares of Stock that can be purchased by a Participant with respect to any Offering and (d) the appropriate market value and other price determinations applicable to rights to purchase Stock.  The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

10.04.  Amendment and Termination

The Company’s Board of Directors shall have complete power and authority to terminate or amend the Plan at any time and for any reason; provided, however, that the Company’s Board of Directors shall not, without the approval of the stockholders of the Company in accordance with Section 423 of the Code, (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.03); (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan; or (iii) permit members of the Committee who are not Eligible Employees to purchase stock under the Plan.

Upon termination of the Plan, the date of termination shall be considered a Purchase Date, and any cash remaining in Participant accounts will be applied to the purchase of Stock, unless determined otherwise by the Company’s Board of Directors.  Upon termination of the Plan, the Company’s Board of Directors shall have authority to establish administrative procedures regarding the exercise of outstanding rights to purchase Stock or to determine that such rights shall not be exercised.

10.05.  No Employment Rights

The Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment with the Company or any Corporate Affiliate, and it shall not be deemed to interfere in any way with the right of the Company or any Corporate Affiliate employing such person to terminate, or otherwise modify, an employee’s employment at any time.

10.05.  Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

10.07.  International Employees

With respect to Employees who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Subscription rights with respect to such Employees in order to conform such terms with the requirements of local law, to obtain more favorable tax or other treatment for an Employee, the Company or a Corporate Affiliate, or, subject to the provisions of this Plan, conform such rights more closely to normative pay and incentive practices and conventions in the region. The Committee’s authority to amend the Plan and such rights with respect to these Employees may be exercised with respect to any one or more Offerings, and with respect to any Employee or group of Employees at the discretion of the Committee, and need not be uniform across Offerings or across Employees or groups of Employees.

10.08.  Governing Law

The law of the State of Minnesota will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.